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Exhibit 99

VIA NET.WORKS Names Rhett S.Williams as New CEO
Industry Veteran to Continue Turnaround and Focus on Strategic Direction

        RESTON, VA (October 30, 2002)—VIA NET.WORKS, Inc. (NASDAQ and EASE: VNWI) today announced the appointment of Mr. Rhett S. Williams, a veteran telecommunications industry executive, as its new chief executive officer and as a member of VIA's board of directors.

        Mr. Williams, 46, has held senior positions with telecommunications and technology companies both in the United States and Europe. Most recently, Mr. Williams was executive vice president and chief marketing officer of KPNQwest, a leading data and IP carrier in Europe. Before KPNQwest, Mr. Williams was senior vice president for Corporate Accounts at KPN Telecom. Previously, he held several key senior management positions with AT&T in the U.S. and Europe, including AT&T's joint venture AT&T-Unisource Communication Services, as its Managing Director, Multinational Accounts. Mr. Williams holds degrees in Business Administration, Economics and International Affairs, earned in Switzerland and the US. He is fluent in English, French and Dutch.

        Michael McTighe, chairman of the board of VIA NET.WORKS stated: "Since beginning this search earlier in the year we have undertaken a very deliberative and careful process to ensure we selected just the right person to lead VIA into the next phase of its development. Rhett's significant international experience in the telecommunications and technology markets, his deep understanding of our core European market, and his attested leadership and management skills combine to provide the optimum capability set to take VIA forward from here." McTighe continued: "Rhett and the board will now work together to map out VIA's new strategic direction and more importantly the detailed, practical day to day deliverables necessary to get us there and thereby increase shareholder value."

        "I am looking forward to working with VIA's senior executive team and getting to know as many employees throughout our operations as possible," stated Mr. Williams. "VIA, with a solid base of business customers in 9 countries, is well positioned to emerge as a strong competitor in this difficult telecommunications and data services market. While there is further work to be done to complete the company's turnaround, I believe the dedication and expertise of VIA's employees together with its strong financial foundation will enable us to drive shareholder value in the long run."

        While Mr. Williams will start with VIA on November 1, he will assume his role as chief executive on November 18, permitting a smooth transition with Karl Maier, who has been VIA's acting chief executive since January 2002. With this appointment, Mr. Maier will relinquish the CEO role and continue as VIA's president and chief operating officer, reporting to Mr. Williams. Mr. Maier stated, "The appointment of a permanent CEO brings stability to our management team and will enable me to focus my efforts on continuing VIA's operational turnaround, allowing Rhett to focus on VIA's growth strategies going forward. I am very supportive of the board's choice."

About VIA NET.WORKS, Inc.

        VIA NET.WORKS, Inc. (Nasdaq and EASE: VNWI) is a single-source provider of managed Internet services for businesses. Serving businesses in Europe and North America, VIA is committed to improving each customer's business productivity and competitiveness.

        VIA local operations offer a comprehensive portfolio of flexible and reliable managed Internet services encompassing areas such as connectivity, hosting, security, messaging, and professional services. VIA is a facilities-based Internet services company, managing its own backbone network. This unique combination—the agility of a local, customer-focused company and the reliability of an international high-speed network—allows VIA to be highly responsive to specific customer needs and to deliver quality solutions. VIA is headquartered at 12100 Sunset Hills Road, Reston, Virginia, USA, 20190. More information about VIA can be obtained by visiting our website at www.vianetworks.com.

        Statements in this press release regarding VIA's business that are not historical facts, including but not limited to statements regarding VIA's future prospects and opportunities are "forward-looking statements" that involve risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, including those risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission, including but not limited to the report on Form 10-Q for the three and six month period ended June 20, 2002.

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  Exhibit 99